Exhibit 99.(i)(33)

CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the headings “Fund Service Providers” in each of the Prospectuses and “Miscellaneous Information—Counsel” in each of the Statements of Additional Information comprising a part of Post-Effective Amendment No. 132 to the Form N-1A Registration Statement of PowerShares Exchange-Traded Fund Trust II, File No. 333-138490.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP

New York, New York

February 26, 2010